BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

2010 ANNUAL REPORT ON FORM 10-K

EXHIBIT 10.6

AMENDED AND RESTATED BRIGGS & STRATTON PREMIUM

OPTION AND STOCK AWARD PROGRAM

Effective 6-28-10

BRIGGS & STRATTON CORPORATION

PREMIUM OPTION AND STOCK AWARD PROGRAM

As adopted by the Compensation Committee on April 20, 2004 and amended through August 10, 2010

BRIGGS & STRATTON CORPORATION

PREMIUM OPTION AND STOCK AWARD PROGRAM

1.0	Objectives

The Premium Option and Stock Award Program (“POSA Program”) is designed to build upon the Company’s Economic Value Added Incentive Compensation Plan (“EVA Plan”) by tying the interests of all Senior Executives to the long term consolidated results of the Company. In this way, the objectives of Senior Executives throughout the Company will be more closely aligned with the Company’s Shareholders. Whereas the EVA Plan provides for near and intermediate term rewards, the POSA Program provides a longer term focus by allowing Senior Executives to participate in the long-term appreciation in the equity value of the Company.

The POSA Program is structured such that each year a Senior Executive is eligible for awards of restricted and/or deferred shares of the Company’s Stock (“Restricted and/or Deferred Stock”), premium options on the Company’s Stock (“PSOs”), and/or performance shares of the Company’s Stock (“Performance Shares”) in such amounts as the Compensation Committee determines. The Restricted and/or Deferred Stock vests five years after its date of grant. The PSOs vest and become exercisable after they have been held for three years, and they expire at the end of five years. The Performance Shares vest three years after their date of grant.

2.0	Restricted and/or Deferred Stock Awards

For each Plan Year, the Committee shall establish a formula that will create a pool of shares from which Restricted and/or Deferred Stock may be awarded to certain Senior Executives designated by title. The formula shall reflect the Company’s intention to qualify, to the extent possible, the awards as performance-based compensation under Section 162(m) of the Code. The number of shares in the pool shall be determined based upon performance against the pre-established performance target(s) in the formula. From the available pool, the Committee shall determine the number of shares of Restricted and/or Deferred Stock awarded to each designated Senior Executive. In addition, the Committee shall determine the number of shares of Restricted and/or Deferred Stock to be awarded to other Senior Executives. In each case, the number of shares awarded shall be determined by dividing (a) the dollar amount of such Restricted and/or Deferred Stock award by (b) the Fair Market Value of Company Stock on the date of grant as determined by the Committee, rounded (up or down) to the nearest 10 shares.

The Committee shall determine whether stock awards shall consist of Restricted Stock, Deferred Stock or a mix of each type of stock, and may consider each Senior Executive’s preference in making such determination. All shares of Restricted and/or Deferred Stock shall vest on the fifth anniversary of the date of grant regardless of whether such vesting date occurs before or after retirement and shall have such other terms and conditions as the Committee shall determine, including any that the Committee determines are necessary and appropriate to qualify them for tax deductibility by the Company.

3.0	Premium Stock Option Awards

For each Plan Year, the number of PSOs awarded to each Senior Executive shall be determined by the Committee. The number of PSOs awarded shall be determined by dividing (a) the dollar amount of such PSO award by (b) the Black-Scholes value of a share of Company stock based on its Fair Market Value on the date of the grant as determined by the Committee, rounded (up or down) to the nearest 10 shares.

All PSOs shall vest and be exercisable beginning on the third anniversary of the date of grant and shall terminate on the fifth anniversary of the date of grant unless sooner exercised, unless the Committee determines other dates.

The exercise price for PSOs shall be 110% of the Fair Market Value per share of the Company’s Stock on the date of grant. PSOs shall have such other terms and conditions as the Committee shall determine.

4.0	Performance Share Awards

For each Plan Year, the Committee may award Performance Shares to Senior Executives which may be earned based on the achievement of pre-established performance goals over a designated performance period determined by the Committee. The performance goals shall reflect the Company’s intention to qualify, to the extent possible, the awards as performance-based compensation under Section 162(m) of the Code. The number of Performance Shares awarded to each Senior Executive, the pre-established performance goals and the performance period shall be determined by the Committee.

5.0	Limitations on Awards

All awards of Restricted and/or Deferred Stock, PSOs and Performance Shares are granted under and are subject to the terms and conditions of the Incentive Compensation Plan (the “Plan”). Awards of Restricted and/or Deferred Stock and Performance Shares are subject to the limits of the Plan. Specifically, no employee may receive awards under the Plan covering more than 160,000 shares of Restricted and/or Deferred Stock (including Performance Shares) in any fiscal year. In addition, the Fair Market Value of Restricted and/or Deferred Stock (including Performance Shares) awarded to an employee, when added to payments made to such employee under the EVA Plan, may not exceed $3 million in any fiscal year. In the event either the share maximum or dollar maximum would be exceeded, the maximum number of Performance Shares available to the employee shall be reduced so that both limits are met. The number of Performance Shares subject to such reduction shall be paid to the employee in the following fiscal year if the employee continues in employment for 12 months, provided that any payment in the following fiscal year shall also be subject to the foregoing limits and, if either limit would be exceeded, the same process shall be repeated until the shares can be issued without exceeding the limits of the employee’s employment is terminated.

The Committee shall have the right to modify or amend the POSA Program from time to time, or suspend it or terminate it entirely. The Committee may suspend or terminate an award of Restricted Stock, Deferred Stock, PSOs or Performance Shares for a Plan Year at any time prior to delivery of the award agreement to the Senior Executive.

6.0	Incentive Stock Options

Except as modified herein, PSOs are Incentive Stock Options under the Plan as amended from time to time to the extent they are eligible for treatment as such under Section 422 of the Code. If not eligible for ISO treatment, the PSOs shall constitute nonqualified stock options. Except as specifically modified herein, PSOs shall be governed by the terms of the Plan, and shall be granted as described in this Program annually unless the Committee modifies or terminates either the EVA Plan or the Plan. .

7.0	Definitions

All capitalized terms used herein that are not otherwise defined shall have the same meaning given to them in the Company’s EVA Plan and the Plan.

8.0	Effective Date

The amendments to the POSA Program adopted by the Committee on August 10, 2010 shall be effective for the calculation of awards made in August 2011 and thereafter. They shall not be used to calculate awards in August 2010.

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